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                                                                 EXHIBIT 99.1(a)

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

              HATTERAS MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.P.

     This Certificate of Limited Partnership of Hatteras Multi-Strategy TEI Institutional Fund, L.P. is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

     FIRST: The name of the limited partnership is HATTERAS MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.P. (the "Limited Partnership").

     SECOND: The address of the registered office of the Limited Partnership in Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Limited Partnership's registered agent at that address is The Corporation Trust Company.

     THIRD: The name and mailing address of the general partner is:

          Hatteras Investment Management, LLC
          8816 Six Forks Road
          Suite 107
          Raleigh, NC 27615

     IN WITNESS WHEREOF, the undersigned, constituting all of the general partners of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 20th day of June, 2006.

                                        By: HATTERAS INVESTMENT MANAGEMENT, LLC
                                            its General Partner


                                        By: /s/ David Perkins
                                            ------------------------------------
                                        Name: David Perkins
                                        Title: Managing Member